Exhibit 10.22

Term Sheet

For the purchase of Ordinary Shares in Pimi Agro CleanTech Ltd.

Issuer
Pimi Agro CleanTech Ltd., an Israeli private company no. 51-349712-3 ("Company"), active in the field of Agro Clean technology for pre and post harvest treatment, extension of shelf life of fruits and vegetables and for treatment of seeds against diseases.

Securities to be Issued
226,642 Ordinary Shares of 0.01 NIS nominal value each representing, after such issuance, 3.614% of the issued and outstanding share capital of the Company at the date of this Term Sheet, representing a pre money valuation of $ 8 Million to the Company ($1.325 per one share of 0.01 NIS).

Current Capitalization	The current capitalization of Company on a fully diluted and as converted basis, including all options and securities convertible into shares, is as set forth in Exhibit A hereto.

Investor	Earthbound LLC a Limited Liability Company registered in Delaware whose address is 126 Fifth Avenue 4th Floor New York, NY 10011-5629 USA.

Investment Amount
A total sum of $ 300,000 (three hundred thousand US Dollar) ("Investment"). The investment will be paid to Pimi in tranches as follows: first tranche of $60K will be paid on the 15th of March 2009.  The balance of $240,000 will be paid will be paid in four installments as follows: $60,000 on the 15th June, 2009, $90,000 on 15th of September, 2009 and $90,000 on the 15th of January 2010.The Investor will receive the allocated shares pro rata to the Investment against each installment of the Investment.

In the event Pimi raises funds from a Venture Capital, or from Institutional Investor/s ("The Outside Investment"), or will issue shares in an IPO, for a valuation which is higher than $8 Million then the Investor will have the option to pay the balance of the Investment prior to the funding of the Outside Investment. If the Investor, in its sole discretion elects not to pay the balance of the Investment at such time, it will then lose its right to pay the balance of the Investment and will not receive the balance of the shares, and will be left only with those shares that have been already allocated.

Anti Dilution Rights
The Investor shall have full ratchet anti dilution rights in case of any investment which is based on a pre money valuation of the Company, which is less than $ 8 Millions within 24 months from the date of execution hereof, except for in case of rights issue to all of the Company shareholders and exchange of shares for shares in a public company whose shares are registered on the NASDAQ OTC B/B, and/or exercise of current options or ESOP.

Lock Up
The Investor agrees to be bound by the terms of a Lock Up Agreement or under Rule 144 Lock Up Regulation, as all other shareholders of the Company which will enable investment for registration of the Company shares on the NASDAQ OTC B/B or a swap of the Company's shares for shares in a shell company registered or which shall be registered on the NASDAQ OTC B/B ("The Shell Company"). This obligation shall prevail on shares of the Company, or shares of the Shell Company held by the Investor.

Exchange of shares
The Investor agrees that in case of swap of the Company's shares for a Shell Company shares registered on the NASDAQ or which will be registered on the NASDAQ OTC B/B he will exchange his shares for shares of the Shell Company, subject to pre ruling for the tax consequences of such swap. The Investor agrees to abide to the pre ruling terms and conditions. This obligation shall prevail on shares of the Company or shares of the Shell Company held by the Investor. The Investor agrees that if prior to the first payment of the investment the Company Ordinary Shares will be converted to the shares of the Shell Company then instead of Ordinary Shares in the Company the Investor will receive shares in the Shell Company at the rate of conversion which applies to the other holders of the Ordinary Shares of the Company.

Employees Share Option plan	The Company has adopted a reasonable Employee Shares Option Plan for 2008, and will be entitled to adopt another ESOP for 2009, or 2010.

Confidentiality
Company and the Investor shall keep this Term Sheet, any related correspondence and all due diligence materials in strict confidence, and shall not issue any public statement or press release concerning this transaction without the other party’s prior written approval of the substance and form of any such statement or release, except as registered under the relevant law or regulations.

Power of attorney
The Investor will grant Eitan Shmueli, Advocate, or any other lawyer of Sadot Law Offices, a power of attorney to vote the Investor's shares in the general meetings of the shareholders of the Company and for the transfer of the shares for shares in a Shell Company registered on the NASDAQ OTC B/B, or which will be registered on the NASDAQ OTC B/B.

Representations and Warranties
The Company makes no representations or warranties to the Investor, and the Investor acknowledges that he is purchasing the Company shares on an AS IS basis and waives any future claim or demand in this respect.

Co Sale
Prior to the registration of the Company shares on the NASDAQ OTC B/B or a swap of the Company's shares for shares in a Shell Company registered on the NASDAQ OTC B/B, or which will be registered on the NASDAQ OTC B/B. The current shareholders of the Company shall have a right to participate pro-rata in transfer or sale of shares that the Investor may wish to execute.

Right of First Refusal
Prior to the registration of the Company shares on the NASDAQ OTC B/B or a swap of the Company's shares for shares in a Shell Company registered on the NASDAQ OTC B/B, or which will be registered on the NASDAQ OTC B/B. The current shareholders of the Company shall have the right of first refusal to purchase any shares of the Company offered for sale by the Investor to any person or entity, subject to standard exceptions for transfer to affiliates and family members.

Bring Along
In the event that a third party shall offer to purchase the outstanding shares of the Company and the holders of at least 51% of the then-outstanding shares of the Company (on an as-converted basis) accept such offer, then the remaining shareholders, including the Investor shall be required to accept such offer and sell all of their shares to the offeror on the same terms and conditions as the other shareholders.

IN WITNESS THEREOF the parties have signed this Term Sheet as of ______

The Company	The Investor

By:
Title: